Exhibit 10.8(a)
FIRST AMENDMENT AND WAIVER
TO CREDIT AGREEMENT
THIS FIRST AMENDMENT AND WAIVER TO CREDIT AGREEMENT, dated as of November 14, 2005 (this “Amendment”), is entered into among TRM Corporation and TRM (ATM) Limited (collectively, the “Borrowers”), the Guarantors, the Lenders party hereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).
RECITALS
A. The Borrowers, the Guarantors, the Lenders and the Administrative Agent entered into that certain Credit Agreement dated as of November 19, 2004 (as amended, modified, extended, renewed or replaced from time to time, the “Credit Agreement”).
B. The Loan Parties have informed the Lenders that (i) they will not be compliance with Section 8.11(b) of the Credit Agreement (Consolidated Leverage Ratio) for the September 30, 2005 reporting period, (ii) they will not be compliance with Section 8.11(c) of the Credit Agreement (Consolidated Fixed Charge Coverage Ratio) for the September 30, 2005 reporting period and (iii) year-to-date Consolidated Capital Expenditures exceed $12,500,000 in violation of Section 8.15 of the Credit Agreement (Capital Expenditures) (collectively items (i), (ii) and (iii) are referred to herein as the “Acknowledged Defaults”).
C. The Loan Parties have requested that the Required Lenders (i) waive the Acknowledged Defaults and (ii) amend certain provisions of the Credit Agreement.
D. The Required Lenders have agreed to (i) waive the Acknowledged Defaults and (ii) amend the Credit Agreement subject to the conditions and the terms set forth below.
AGREEMENT
1. Waiver. By their execution below and in reliance on the representations and warranties of the Loan Parties set forth herein, the Required Lenders hereby waive the Acknowledged Defaults and agree that the Lenders shall have no rights and remedies with respect thereto.
This waiver is a one-time waiver and shall not be construed to be (a) a waiver as to future compliance with Sections 8.11(b), 8.11(c) or 8.15 of the Credit Agreement, including, without limitation, for the remainder of fiscal year 2005, or any other covenant in the Credit Agreement or (b) a waiver of any other Default that may exist. This waiver shall not be deemed to be a modification or amendment to the Credit Agreement, and the Credit Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.
2. Amendments.
(a) Section 1.01: The following definitions appearing in Section 1.01 of the Credit Agreement are amended to read as follows:
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (c) the amount of depreciation and amortization expense for such period, (d) non-cash expenses (excluding any non-cash expenses representing an accrual of or reserve for cash expenses in any future period), (e) one-time cash expenses incurred in connection with the closing of this Credit Agreement and the consummation of the Acquisition of the Acquired Business so long as such expenses are reasonably documented, recognized prior to March 31, 2005 and do not exceed $1,000,000 in the aggregate and (f) any “break-up” or similar fee paid by the Company during such period as a result of the Company’s termination of its agreement to acquire the ATM Business of Travelex UK Limited and the Equity Interests of Travelex ATMs Limited, in an aggregate amount not to exceed £1,500,000, all as determined in accordance with GAAP.
“Debt Issuance” means the issuance by the Company or any Subsidiary of (a) any Indebtedness that is permitted by Section 8.03(g) and (b) any other Indebtedness that is not permitted by Section 8.03 or is not otherwise approved by the Required Lenders.
“Permitted Acquisitions” means Investments consisting of an Acquisition by a Loan Party, provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (ii) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iii) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b), (iv) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (v) immediately after giving effect to such Acquisition, there shall be at least $10,000,000 of aggregate availability existing under the Aggregate Revolving Commitments and the Aggregate Alternative Currency Commitments, and (vi) the aggregate consideration (including cash and non-cash consideration (other than consideration consisting of Equity Interests of the Company), any assumption of Indebtedness, deferred purchase price and any earn-out payments) paid by the Company or any Subsidiary for all such Acquisitions occurring during any twelve month period shall not exceed $15,000,000.
(b) Section 2.05(a)(i): Section 2.05(a)(i) of the Credit Agreement is amended to read as follows:
(i) Revolving Loans, Term Loans and Foreign Loans. Each Borrower may, upon notice from such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans, Foreign Loans and the Term Loan in whole or in part without penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days prior to any date of prepayment of Foreign Loans and (3) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (D) any prepayment of the Term Loan shall be applied ratably to the remaining principal amortization payments; and (E) any prepayment of the Term Loan that occurs prior to the second anniversary of the Closing Date shall be subject to an additional premium equal to the amount of such prepayment multiplied by 1.0%. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
(c) Section 8.03: The word “and” appearing the end of clause (f) of Section 8.03 of the Credit Agreement is deleted, clause (g) of Section 8.03 of the Credit Agreement is amended to read as follows, and a new clause (h) is added to Section 8.03 of the Credit Agreement to read as follows:

(g) unsecured subordinated (on customary market terms) Indebtedness of the Company in aggregate principal amount not less than the outstanding principal amount of the Term Loan but not greater than $150,000,000; and
(h) Guarantees with respect to Indebtedness permitted under clauses (a) through (g) of this Section 8.03.
(d) Section 8.11(c): Section 8.11(c) of the Credit Agreement is amended to read as follows:
(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Company set forth below to be less than the ratio corresponding to such fiscal quarter:

Calendar Year	March 31	June 30	September 30	December 31
2005	n/a	n/a	n/a	1.00 to 1.0
2006	1.10 to 1.0	1.10 to 1.0	1.10 to 1.0	1.15 to 1.0
2007	1.15 to 1.0	1.15 to 1.0	1.15 to 1.0	1.20 to 1.0
thereafter	1.20 to 1.0	1.20 to 1.0	1.20 to 1.0	1.20 to 1.0

(e) Section 8.15: Section 8.15 is amended to read as follows:
Permit Consolidated Capital Expenditures for (a) fiscal year 2005 to exceed $17,000,000 and (b) for each fiscal year thereafter to exceed $15,000,000.
3. Effectiveness; Conditions Precedent. This Amendment shall be effective as of November 14, 2005 when all of the conditions set forth in this Section 3 shall have been satisfied in form and substance satisfactory to the Administrative Agent.
(a) Execution and Delivery of Amendment. The Administrative Agent shall have received copies of this Amendment duly executed by the Borrowers, the Guarantors, the Required Lenders and the Administrative Agent.
(b) Prepayment of Term Loan. The Company shall prepay the Term Loan in manner provided in Section 2.05(b)(vii)(C) of the Credit Agreement in amount equal to 75% of the Net Cash Proceeds received by the Company from the issuance of 2,778,375 shares of its common Equity Interests on or about October 5, 2005 (which generated gross cash proceeds of approximately $40,500,000).
(c) Amendment Fee. The Administrative Agent shall have received an amendment fee, for the account of each Lender executing this Amendment on or prior to 12:00 Noon (EST), Monday, November 14, 2005, in an amount equal to 0.375% of the sum of (i) such Lender’s pro rata share of the Aggregate Revolving Commitments and (ii)

such Lender’s pro rata share of the then outstanding Term Loan (calculated prior to giving effect to this Amendment).
(d) Fees and Expenses. Payment by the Borrowers of all fees due and payable in connection with the Amendment and all reasonable expenses (including reasonable attorney fees) owed by the Borrowers to the Administrative Agent and BAS.
4. Ratification of Credit Agreement. The Loan Parties acknowledge and consent to the terms set forth herein and agree that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents.
5. Authority/Enforceability. Each of the Loan Parties represents and warrants as follows:
(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.
(d) The execution and delivery of this Amendment does not (i) violate, contravene or conflict with any provision of its Organization Documents or (ii) materially violate, contravene or conflict with any Laws applicable to it or any of its Subsidiaries.
6. Representations and Warranties of the Loan Parties. The Loan Parties represent and warrant to the Lenders that (a) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement are true and correct as of the date hereof, and (b) after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.
7. Release. In consideration of the Required Lenders entering into this Amendment, the Loan Parties hereby release the Administrative Agent, the Lenders and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act solely in connection with the Loan Documents on or prior to the date hereof.

8. Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original.
9. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWERS:	TRM CORPORATION, an Oregon corporation
	By:	/s/ Daniel E. O’Brien
		Name:	Daniel E. O’Brien
		Title:	Chief Financial Officer

TRM (ATM) LIMITED, a company incorporated in England and Wales
	By:	/s/ Daniel E. O’Brien
		Name:	Daniel E. O’Brien
		Title:	Director

DOMESTIC GUARANTORS:	TRM ATM CORPORATION an Oregon corporation

	By:	/s/ Daniel E. O’Brien
		Name:	Daniel E. O’Brien
		Title:	Chief Financial Officer

TRM COPY CENTERS (USA) CORPORATION, an Oregon corporation
	By:	/s/ Daniel E. O’Brien
		Name:	Daniel E. O’Brien
		Title:	Chief Financial Officer

ACCESS CASH INTERNATIONAL L.L.C., a Delaware limited liability company
	By:	TRM ATM Corporation, its sole member

	By:	/s/ Daniel E. O’Brien
		Name:	Daniel E. O’Brien
		Title:	Chief Financial Officer

FOREIGN GUARANTORS:	TRM COPY CENTRES (U.K.) LIMITED a company incorporated in England and Wales

	By:	/s/ Daniel E. O’Brien
		Name:	Daniel E. O’Brien
		Title:	Director

INKAS FINANCIAL CORP. LTD, a company incorporated in England and Wales
	By:	/s/ Daniel E. O’Brien
		Name:	Daniel E. O’Brien
		Title:	Director

TRM (CANADA) CORPORATION a Canada corporation
	By:	/s/ Daniel E. O’Brien
		Name:	Daniel E. O’Brien
		Title:	Director

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Dora Brown
		Name:	Dora Brown
		Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
	By:	/s/ Eric Eidler
		Name:	Eric Eidler
		Title:	Senior Vice President

The undersigned consents to the terms of this Amendment as set forth above.

[Name of Institution]

By:
Name:
Title:

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